EXHIBIT 10.v

AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

     This Amendment to Agreement for Wholesale Financing (“Amendment”) is made by and between GE Commercial Distribution Finance Corporation (formerly known as Deutsche Financial Services Corporation) (“CDF”) and Bell Industries, Inc. (“Dealer”).

     WHEREAS, CDF and Dealer entered into that certain Agreement for Wholesale Financing dated May 11, 2001 (“Agreement”); and

     WHEREAS, CDF and Dealer desire to amend the Agreement as provided herein

     NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CDF and Dealer agree as follows:

1	All references in the Agreement to “Deutsche Financial Services Corporation” and “DFS” shall be deemed to be references to “GE Commercial Distribution Finance Corporation” and “CDF.”

2.	Paragraph 4 of the Agreement is restated in its entirety as follows:

“Collateral Reports; Paydown. Dealer will forward to CDF by the sixth (6th) day of each month (or the next business day) a Collateral Report (as defined below) dated as of the 5th day of such month. Regardless of the SPP terms pertaining to any Collateral financed by CDF, and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below) or anything contained in the Agreement to the contrary, if CDF determines, after reviewing the Collateral Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding indebtedness owed by Dealer to CDF as of the date of the Collateral Report, inspection or any other date on which a paydown is otherwise required hereunder, as applicable (the “Determination Date”), exceeds (ii) the Collateral Liquidation Value (as defined below) as of the Determination Date, Dealer will immediately upon demand pay CDF the difference between (i) Dealer’s total current outstanding indebtedness owed to CDF as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date. Any and all such paydown amounts will be applied to the then oldest outstanding indebtedness owed by Dealer to CDF.

The term “Collateral Report” is defined herein to mean a report compiled by Dealer specifying the following information: (a) the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF that is unsold and in Dealer’s possession and control as of the date of such Report; and (b) the total outstanding balance owed to Dealer (and specifically to Dealer’s Bell Tech.logix division) on Dealer’s Eligible Accounts (as defined below) as of the date of such Report: in each case to the extent CDF has a first priority, fully perfected security interest therein; and (c) the total amount owed to Union Bank of California, N.A. from Dealer as of the date of such Report (“Union Bank Outstandings”). In addition, Dealer will (1) e-mail to CDF by the tenth (10th) day of each month, the amount of the Union Bank Outstandings as of the last day of the prior month, and (2) forward to CDF not more than twenty-five (25) days following each fiscal quarter end, a copy of the borrowing base certificate and supporting documentation that Dealer has provided to Union Bank of California, N.A. or any successor lender.

The term “Eligible Accounts” is defined herein to include all of Dealer’s accounts receivable except for: (a) accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than thirty (30) days from the date of sale; (b) accounts unpaid more than ninety (90) days from date of invoice; (c) all accounts of any obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice; (d) accounts which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of, or is related or has common shareholders, officers, directors, owners, partners or members; (e) consignment sales; (f) accounts for which the payment is or may be conditional; (g) accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (h) accounts with respect to which any warranty or representation provided herein is not true and correct; (i) accounts which represent goods or services purchased for a personal, family or household purpose; (j) accounts which represent goods used for demonstration purposes or loaned by Dealer to another party; (k) accounts which are progress payment, barter or contra accounts; (l) accounts which are discounts, rebates, bonuses or credits for returned goods owed to Dealer by any third party; (m) accounts which are being financed by CDF pursuant to a Business Financing Agreement or other comparable document between Dealer and CDF; and (n) any and all other accounts which CDF deems to be ineligible. CDF may, with notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any Eligible Account by mail, telephone, or other means, in the name of Dealer or CDF.

The term “Collateral Liquidation Value” is defined herein to mean: (i) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s Bell Tech.logix division’s inventory and demonstration equipment financed by CDF that is unsold and in Dealer’s possession and control; and (ii) one hundred percent (100%) of the CDF Account Portion (as defined below): in each case as of the date of the Collateral Report and to the extent CDF has a first priority, fully perfected security interest therein.

The term “CDF Account Portion” is defined herein to mean (a) the net amount of Eligible Accounts arising from sales of inventory of Dealer’s Bell Tech.logix division and financed by CDF for Dealer, as shown on the most recent Collateral Report, multiplied by (b) the quotient of (i) the amount due CDF from Dealer (“CDF Outstandings”) divided by (ii) the sum of (x) CDF Outstandings plus (y) Union Bank Outstandings: in each case as of the date of the Collateral Report, but in no event to exceed Ten Million Dollars ($10,000,000).

If Dealer from time to time is required to make immediate payment to CDF of any past due obligation discovered during any Collateral review, upon review of a Collateral Report or at any other time, Dealer agrees that acceptance of such payment by CDF shall not be construed to have waived or amended the terms of its financing program.”

               3. No Other Modifications. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain unmodified and in full force and effect and the Agreement, as hereby amended, are ratified and confirmed by CDF and Dealer.

               4. Capitalized Terms. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement.

               Dealer waives notice of CDF’s acceptance of this Amendment.

     IN WITNESS WHEREOF, CDF and Dealer have executed this Amendment as of the 12th day of December, 2003.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

David Lynch
Vice President of Operations

BELL INDUSTRIES, INC.

Russell A. Doll
Senior Vice President/
Chief Financial Officer

ATTEST:

Janet Simmons, (Assistant) Secretary

Print Name: Janet Simmons

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